Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm,” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated July 29, 2021, on the financial statements of Water Island Long/Short Fund, included in the Annual Report to Shareholders for the fiscal year ended May 31, 2021, in this Post-Effective Amendment No. 6 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-233772) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

September 15, 2021